UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 23, 2012

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey		08054
(Address of Principal Executive Offices)		(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Roustam Tariko as Interim President

In connection with the Corporate Governance Framework approved by the Board of Directors of Central European Distribution Corporation (the “Company”), on September 13, 2012, and as described by the Company in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on September 18, 2012, the Board of Directors appointed Mr. Roustam Tariko Interim President of the Company on October 23, 2012. Mr. Tariko continues to serve as Chairman of the Board of Directors of the Company.

Roustam Tariko (age: 50) has been a director and Chairman of the Board of Directors of the Company since July 2012. Mr. Tariko is the founder of Russian Standard, one the largest Russian privately owned companies working in the consumer market. Russian Standard has leading positions in banking, premium vodka, sparkling wines and spirits distribution. Dating back to 1992, the Russian Standard family of companies today includes Russian Standard Vodka (a number one premium vodka in Russia, present in over 75 countries), Roust Inc. (a leading Russian distributor of alcoholic beverages), Gancia (a legendary Italian producer of sparkling wines and vermouths founded in 1850), Russian Standard Bank (a leading consumer lending and credit card bank in Russia) and Russian Standard Insurance. Mr. Tariko is a graduate of the Moscow Institute for Railway Engineering with a degree in economics and INSEAD Executive School.

Certain Relationships and Related Transactions

Mr. Tariko indirectly owns all of the shares of and controls Roust Trading Ltd. and, accordingly, may be deemed to beneficially own the shares of common stock of the Company currently owned by Roust Trading Ltd. and which may be owned by Roust Trading Ltd in connection with the transactions contemplated by the Amended Securities Purchase Agreement disclosed in the Company’s Current Report on Form 8-K filed by the Company with the SEC on July 11, 2012.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 23, 2012, the Board of Directors of the Company approved Amendment No. 2 (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”), effective immediately. The Bylaws were amended as follows:

Section 2.1 (Place of Meetings) was amended to provide that the Chief Executive Officer may fix where stockholder meetings of the Company are to be held in addition to the Board of Directors or the Chairman of the Board.

Section 3.1 (Powers) was amended to make provision for the annual election by the Board of Directors of a Lead Director from among its members, and to stipulate that the Lead Director shall be nominated by a Committee of the Board of Directors consisting of directors that have not been appointed or designated by, or are affiliated with, Roust Trading Ltd. or its affiliates. Section 3.1 further permits the Board of Directors to designate the Lead Director to preside at its meetings in the event that the Chairman of the Board is also serving as President, Chief Executive Officer or in a similar executive capacity.

Section 3.2 (Number and Election) was amended to provide that unless and until Roust Trading Ltd. acquires a majority of the outstanding class or classes of stock of the Corporation entitled to elect directors, a majority of the then-serving directors shall consist of directors that have not been appointed or designated by, or are affiliated with, Roust Trading Ltd. or its affiliates, provided, that so long as the number of directors appointed or designated by Roust Trading Ltd does not exceed the number of directors that Roust Trading Ltd is entitled to appoint pursuant to Section 2.1 of the Governance Agreement, no director appointed or designated by, or are affiliated with, Roust Trading Ltd. or its affiliate shall be required to resign or vacate his or her position as a director to preserve such a majority.

Section 3.3 (Vacancies) was amended to provide that when the majority of then-serving directors includes directors that have been appointed or designated by, or are affiliated with, Roust Trading Ltd, vacancy or vacancies caused by the resignation of a director shall be filled by a vote of the majority of then-serving directors that have not been appointed or designated by, or are affiliated with, Roust Trading Ltd.

Section 3.4.2 (Special Meetings) was amended to provide that the Lead Director may call special meetings of the Board in addition to the Chairman of the Board or the President.

A new Section 3.9 (Lead Director) was inserted to provide an overview of the duties and powers of the Lead Director. The Amendment provides, among other things, that the Lead Director shall serve to coordinate the activities of other non-employee directors and to perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

Section 4.2 (Chairman of the Board), Section 4.3 (Chief Executive Officer) and Section 4.4 (President) were amended to reflect the role of Chairman of the Board as distinct from the Chief Executive Officer and President and to revise and clarify that the Chief Executive Officer and President shall perform their respective duties in managing the business and affairs of the Company within the scope of what has been assigned to each of them by the Board of Directors acting within its authority.

Item 8.01	Other Events

Appointment of Mr. Scott Fine as Vice Chairman of the Board of Directors

In light of Mr. Tariko’s increased responsibilities at the Company, the Board of Directors has appointed Mr. Scott Fine to serve as Vice Chairman of the Board of Directors of the Company. Mr. Fine will continue to serve as lead director of the Board of Directors of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amendment No. 2 to the Amended and Restated Bylaws of Central European Distribution Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Bartosz Kolacinski

Bartosz Kolacinski

Interim Chief Financial Officer

Date: October 25, 2012

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment No. 2 to the Amended and Restated Bylaws of Central European Distribution Corporation.